Exhibit 2

VOTING AGREEMENT

This is a VOTING AGREEMENT (the “Agreement”), dated as of March 24, 2004, by and between Convergys Customer Management Group Inc. (“Parent”) and the undersigned stockholders (collectively, the “Stockholders”) of DigitalThink, Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently herewith, the Company, Parent and Socrates Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). Capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement;

WHEREAS, as of the date hereof, each of the Stockholders is the record holder and beneficial owner (as defined in Rule 13d-3 under the Securities Act of 1934, as amended) of such number of shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”) as is indicated below his or its signature on the final page of this Agreement (the “Company Shares”); and

WHEREAS, as a material inducement to Parent to enter into the Merger Agreement, the Stockholders are willing to enter into and be bound by this Agreement pursuant to which the Stockholders agree to vote that certain number of their Company Shares as indicated below his or its signature on the final page of this Agreement (the “Subject Shares”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO VOTE THE COMPANY SHARES

Section 1.1 Agreement to Vote the Company Shares. From and after the date of this Agreement and ending as of the Expiration Date, each Stockholder hereby agrees that, at any meeting of the stockholders of the Company, however called, the Stockholder shall vote the Subject Shares: (a) in favor of the Merger Agreement and the transactions contemplated thereby including, without limitation, the Merger, provided that the Merger is submitted to the stockholders of the Company for their approval; (b) against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement; and (c) against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the transaction contemplated by the Merger Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries including an Acquisition Proposal; (ii) a sale or transfer of a material amount of assets of the Company or any of its

Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) any change in the management or board of directors of the Company, except as otherwise agreed to, in writing, by Parent; (iv) any material change in the present capitalization or dividend policy of the Company, except as otherwise agreed to, in writing, by Parent; or (v) any other material change in the Company’s corporate structure or business, except as otherwise agreed to, in writing, by Parent.

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) Each Stockholder hereby irrevocably grants to, and appoints, Karen Bowman and Darrell Lauterbach, or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Stockholder, to vote the Subject Shares in favor of the Merger Agreement and all transactions contemplated by the Merger Agreement and against each matter contemplated by Sections 1.1(b) and (c) hereof; provided that the foregoing proxy shall be effective only in the event that any Stockholder attempts to vote any of the Subject Shares in a manner contrary to this Agreement and any votes by the Stockholders that are contrary to this Agreement shall be void ab initio and have no effect.

(b) Each Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies are hereby revoked.

(c) Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked except upon termination of this Agreement in accordance with the terms hereof. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof.

Section 1.3 No Inconsistent Arrangements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, it shall not (a) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Subject Shares or any interest therein, (c) grant any proxy, power-of-attorney or other authorization in or with respect to the Subject Shares, (d) deposit the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or (e) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement or which would make any representation or warranty of such Stockholder hereunder untrue or incorrect.

Section 1.4 Additional Company Shares. Each Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of equity securities of the Company acquired by such Stockholder, if any, after the date hereof and prior to the Expiration Date (“New Shares”). Each Stockholder agrees that such New Shares shall be voted in the same manner and subject to the same conditions as the Subject Shares as provided for in this Agreement; provided, however, the aggregate Subject Shares shall at no time equal or exceed 19.9% of the issued and outstanding Company Common Stock and that the Subject Shares shall be adjusted pro-rata among the undersigned stockholders’ Subject Shares accordingly.

Section 1.5 Expiration. Article I hereof and each Stockholder’s obligations under such Article I shall terminate and shall no longer be in effect on the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms (such date, the “Expiration Date”).

ARTICLE II

CERTAIN ADDITIONAL COVENANTS

Section 2.1 Non-solicitation. Each of the Stockholders hereby covenants and agrees that, prior to the Effective Time, he, she or it shall not, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to an Acquisition Proposal, or negotiate, explore or otherwise engage in discussion with any Person (other than Parent or its directors, officers, employees, agents and representatives) with respect to any Acquisition Proposal, except in accordance with Section 5.4 of the Merger Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of Stockholders. Each Stockholder hereby represents and warrants to Parent as follows:

(a) Title. Except as set forth on Schedule 3.1(a), such Stockholder has good and valid title to the Company Shares listed next to such Stockholder’s name on the signature page hereto, free and clear of any lien, pledge, charge, encumbrance or claim of whatever nature.

(b) Ownership. On the date hereof, the Company Shares listed next to such Stockholder’s name on the signature page hereto, are owned of record or beneficially by such Stockholder and, on the date hereof, such Stockholder has sole voting power and sole power of disposition with respect to all of the Company Shares listed next to such Stockholder’s name on the signature page hereto, with no restrictions, subject to applicable federal securities laws, on such Stockholder’s rights of disposition pertaining thereto.

(c) Authority. Such Stockholder has the legal capacity, power and authority to enter into and perform all of its obligations under this Agreement. The execution,

delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been, assuming the due authorization, execution and delivery of the same by each of the other parties hereto, duly and validly executed and delivered by such Stockholder and constitutes a valid, legal and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 3.2 Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholders as follows:

(a) Parent has all necessary corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform its obligations under this Agreement. The execution and delivery by Parent of this Agreement and the consummation by Parent of the transactions contemplated by this Agreement have been duly authorized and approved by the board of directors of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated by this Agreement. This Agreement has been, assuming the due authorization, execution and delivery of the same by each of the other parties hereto, duly and validly executed and delivered by Parent and constitutes a valid, legal and binding agreement of Parent, enforceable against Parent in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and (ii) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

ARTICLE IV

MISCELLANEOUS

Section 4.1 Further Assurances. From time to time, at Parent’s request and without further consideration, the Stockholders shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

Section 4.2 Entire Agreement; Assignment. This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements (except to which one or more Stockholders are a party to any other agreement contemplated by the Merger Agreement) and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) shall not be assigned by operation of law or otherwise.

Section 4.3 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assignees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 4.4 Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 4.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by hand delivery, telecopy, by any courier service, such as Federal Express, providing proof of delivery, or by first class mail. All communications hereunder shall be delivered to the respective parties at the following addresses:

If to the Stockholders:

at the respective addresses and telecopier numbers set forth opposite their names on the signature page to this Agreement:

With a copy to:

Cooley Godward LLP

One Maritime Plaza, 20th Floor

San Francisco, CA 94111

Attention: Jodie M. Bourdet

Facsimile: (415) 951-3699

If to Parent:

Thomas F. Eberle

Convergys Corporation

201 East Fourth Street

Cincinnati, Ohio 45202

Facsimile: (513) 723-7734

With a copy to:

Frost Brown Todd LLC

2200 PNC Center

201 East Fifth Street

Attn.: Neil Ganulin

Facsimile: (513) 651-6891

or to such other address, person’s attention or telecopier number as the person to whom notice is given may have previously furnished to the others, in writing, in the manner set forth above.

Section 4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 4.7 Specific Performance. Each Stockholder recognizes and acknowledges that a breach by him of any covenants or agreements contained in this Agreement will cause Parent to sustain damages for which it would not have an adequate remedy at law for money damages, and, therefore, each Stockholder agrees that, in the event of any such breach, Parent shall be entitled to the remedy of specific performance of such covenant and agreement and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, without the posting of any bond and without proving that damages would be inadequate.

Section 4.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

Section 4.9 Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 4.10 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 4.11 Waiver of Jury Trial. PARENT AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PARENT

By:	/s/ Claudia L. Cline

Name:	Claudia L. Cline
Title:	Secretary

STOCKHOLDERS:

WALDENVC II, L.P. WALDEN MEDIA AND INFORMATION TECHNOLOGY FUND, L.P.

WALDEN CAPITAL PARTNERS II, L.P. WALDEN VC II-SIDE, L.P.

By:	/s/ Steven Eskenazi

Steven Eskenazi

Shares Owned: 8,104,120 shares of Company Common Stock

/s/ Steven L. Eskenazi

STEVEN L. ESKENAZI

Shares Owned: 34,449 shares of Company Common Stock

/s/ Roger V. Goddu

ROGER V. GODDU

Shares Owned: 550,000 shares of Company Common Stock

/s/ Peter J. Goettner

PETER J. GOETTNER

Shares Owned: 1,021,400 shares of Company Common Stock

/s/ Samuel D. Kingsland

SAMUEL D. KINGSLAND

Shares Owned: 463,384 shares of Company Common Stock

/s/ William H. Lane III

WILLIAM H. LANE III

Shares Owned: 75,077 shares of Company Common Stock

/s/ Jon C. Madonna

JON C. MADONNA

Shares Owned: 21,000 shares of Company Common Stock

/s/ Roderick C. McGeary

RODERICK C. MCGEARY

Shares Owned: 38,692 shares of Company Common Stock

/s/ Michael W. Pope

MICHAEL W. POPE

Shares Owned: 1,989 shares of Company Common Stock

/s/ Umberto Milletti

UMBERTO MILLETTI

Shares Owned: 388,828 shares of Company Common Stock